PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA
DUAL DIRECTIONAL INDEX STRATEGY ENDORSEMENT

ANNUITY NUMBER: [001-00001]    EFFECTIVE DATE: [Contract Issue Date]

This Endorsement is made part of your Annuity and describes the Dual Directional Index Strategy. The Indices and values provided on the Index Strategies Specifications Schedule for this Index Strategy are applicable to your Annuity on the Effective Date. Other Buffers, Indices, and Index Strategy Terms may be available and may vary in the future. If the Initial Index Strategy Base on the Index Strategies Specifications Schedule for this Index Strategy is equal to $0.00, there is no allocation to that Index Strategy as of the Effective Date. We are providing this Endorsement to help describe the Dual Directional Index Strategy in the event you wish to allocate funds to this type of Index Strategy in the future as described in your Annuity, as long as the Index Strategy is still available. There are no explicit charges for allocations to the Dual Directional Index Strategy.

For the purposes of this Endorsement, the following definitions apply:

Cap Rate: The Cap Rate limits the amount of Index Credit that may be credited to the Index Strategy Base on any Index Strategy End Date. The Cap Rate may vary by Index, Index Strategy Term and Buffer. The initial Cap Rate for this Index Strategy is shown on the Index Strategies Specifications Schedule and is applicable for the Index Strategy Term as of the Effective Date

Buffer: The Buffer limits the amount of negative Index Credit that may be applied to the Index Strategy Base on any Index Strategy End Date. The Buffer may vary by Index and Index Strategy Term. The Buffer for this Index Strategy is shown on the Index Strategies Specifications Schedule.

Index Credit: On each Index Strategy End Date, we will calculate the Index Credit, if any, to be credited to the Index Strategy Base. The Index Credit is calculated by comparing the Cap Rate and Buffer to the percentage change in the Index, known as the Index Return. The Index Return is determined by (A – B) / B, where:

A = the Index Value on the Index Strategy End Date

B = the Index Value on the Index Strategy Start Date

If the Index Return is positive and greater than or equal to the Cap Rate, then the Index Credit is equal to the Cap Rate. If the Index Return is zero or positive, but less than the Cap Rate, then the Index Credit is equal to the Index Return.

If the Index Return is negative and is within or equal to the Buffer, then the Index Credit will be the absolute value (without regard to the mathematical sign (positive or negative)) of the Index Return, not limited by the Cap Rate. Otherwise, if the Index Return is negative and exceeds the Buffer, then the Index Credit is equal to the Index Return plus the Buffer.

Subsequent Index Strategy Terms: We will declare a Cap Rate for each subsequent Index Strategy Term. The new Cap Rates may be higher or lower than the initial Cap Rate and will never be lower than the Guaranteed Minimum Cap Rate.

Dual Directional Index Strategy Interim Value

When you take a Partial Withdrawal, Transfer, Performance Lock, Surrender your Annuity or annuitize your Annuity between the Index Strategy Start and End Dates, we will use an Interim Value to determine the value of your Index Strategy on the Valuation Day of the transaction. The Interim Value is also used in the event we pay a death claim to your beneficiaries during an Index Strategy Term. For more information regarding the Interim Value, please refer to the ‘Index Strategies Specifications Schedule’.

The replicating portfolio of options is equal to AMC (At the Money Call Option) plus AMP (At the Money Put Option) minus OMC (Out of the Money Call Option) minus twice the OMP (Out of the Money Put Option) minus

ICC25-FG-DD(11/25)

(Buffer Rate multiplied by OMBP (Out of Money Binary Put Option)). These options are calculated using the Black-Scholes Valuation model.

Signed for the Company and made a part of the Contract as of the Effective Date.

PRUCO LIFE INSURANCE COMPANY

[    ] SECRETARY

ICC25-FG-DD(11/25)